EMPLOYMENT AGREEMENT
                              --------------------



                  THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 26th day of June, 1996, by and between CERPROBE CORPORATION, a Delaware corporation ("Employer"), and RANDAL L. BUNESS ("Employee").

                                    RECITALS
                                    --------

                  A. Employer is in the business of the design, manufacture, and sale of probe cards for use in the semiconductor industry and for semiconductor testing and the design, manufacture and sale of test and interface hardware products, including, without limitation, performance boards, prober and handler interfaces, including complete interface systems (digital, mixed signal and analog), used by the semiconductor industry (the "Business").

                  B. Employer desires to employ Employee, and Employee desires to accept such employment, on the terms and conditions set forth in this Agreement.


                                    AGREEMENT
                                    ---------

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth in this Agreement, the parties hereto hereby agree as follows:

                  1. Employment. Employer hereby employs Employee and Employee hereby accepts such employment, to perform such duties and services for and on behalf of Employer as may, from time to time, be determined by the President of Employer. Employee shall devote Employee's full and undivided business time, attention and efforts to Employer's business and to the performance of Employee's duties under this Agreement, and shall fully and faithfully perform all duties assigned to Employee under this Agreement, consistent with Employee's position hereunder, to the best of Employee's abilities. Employee also agrees to serve as Employer's Chief Financial Officer or in such other position as Employer's Board of Directors shall determine from time to time.

                  2. Compensation. Employee shall be entitled to receive a per annum salary of One Hundred Fifteen Thousand Dollars ($115,000) ("Salary") as full compensation for all the services rendered by Employee during the term of Employee's employment hereunder. Employee shall be entitled to receive the Salary in fifty-two (52) equal payments; payments to be made every week commencing on June 27, 1996, or pursuant to such other payment schedule consistent with Employer's compensation policy as from time to time in effect (less all applicable deductions for all taxes, including federal, state, and FICA; insurance; pension plans; etc.).

                  3. Other Benefits. In addition to Employee's Salary, during the term of Employee's employment hereunder, Employee shall be entitled to the following:

                           (a)  Incentive  Stock  Option.  Receive  an option to
purchase Fifty Thousand (50,000) shares of Employer's Common Stock, par value $.05 per share, such option to be granted at an option exercise price and subject to such other terms and conditions of exercise as the Board of Directors of Employer shall determine, in the exercise of its sole discretion.

                           (b) Pension  Plans.  Participation  in such  pension,
profit sharing and deferred compensation plans and programs, if any, as may be provided from time to time by Employer to such other comparable level employees of Employer. Participation in any other executive bonus plan(s) as may be approved by the Board of Directors in the exercise of its sole discretion.

                           (c) Medical  and Dental  Benefits.  Participation  in
such group medical, accident and dental plans, if any, as may be provided from time to time by Employer to such other comparable level employees of Employer.

                           (d) Vacation.  Three (3) weeks paid  vacation  during
the term of this Agreement. Vacation shall be taken at such times as determined by Employee and approved by Employer. Vacation benefits will be used in a manner consistent with Employer's vacation policy as from time to time in effect.

                           (e) Reimbursement.  Reimbursement  within thirty (30)
days of the submittal of an approved expense report, for ordinary and necessary out-of-pocket business expenses incurred by Employee in connection with the business of Employer and Employee's duties under this Agreement. The term "business expenses" shall include any item of expense that is reasonable, ordinary or necessary in relation to Employee's duties hereunder. To obtain reimbursement, Employee shall submit to Employer receipts, bills or sales slips for the expenses incurred.

                           (f) Other Benefits.  Such other fringe benefits, such
as life and disability insurance, as Employer may make generally available on a nondiscriminatory basis to all other employees of Employer.

                  4. Term of Employment.

                           (a)   Employment   Term.   The  term  of   Employee's
employment hereunder shall commence on June 17,1996, and shall terminate June 16,1997, unless earlier terminated in accordance with the terms of this Agreement.

                           (b) Termination.  Notwithstanding  anything contained
in this Agreement to the contrary, Employee's employment hereunder is entirely at will, and may be terminated by Employer with or without cause, subject only to the payment obligations of Employer as hereafter set forth. In the event Employer terminates Employee's employment hereunder for Cause (as hereafter defined), Employee's employment hereunder shall immediately terminate on the effective date of such termination as established by Employer, and Employee shall only receive Salary and any other benefits under this Agreement prorated through the effective date of Employee's termination.

                  For purposes of this Agreement, "Cause" means: (i) "Total and Permanent Incapacity" (as hereinafter defined) of Employee; (ii) the failure or inability (not as a consequence of any illness, accident or other disability, as confirmed by competent medical evidence) of Employee to perform Employee's duties hereunder for a period of thirty (30) days in a manner reasonably satisfactory to Employer's Board of Directors, provided the decision of the Board of Directors is not arbitrary or capricious, and is not made in bad faith and further that the failure or inability is not as a consequence of any illness, accident or other disability as confirmed by competent medical evidence; or (iii) "Serious Misconduct" (as hereinafter defined) of Employee. "Total and Permanent Incapacity" means such physical or mental condition of Employee, including alcoholism, which renders Employee incapable of performing Employee's duties hereunder for a period in excess of sixty (60) days. In the event Employee is a Qualified Individual with a Disability, as defined in the American with Disabilities Act, Employer shall not terminate Employee's employment hereunder if Employee is able to perform the essential functions of the Employee's job with or without reasonable accommodation from Employer. "Serious Misconduct" means embezzlement or misappropriation of corporate funds; other acts of Dishonesty (as hereinafter defined); activities harmful to the reputation of Employer (other than as a consequence of good faith decisions made by Employee in the normal performance of Employee's duties hereunder); the conviction of or the plea by Employee to any criminal felony offense or any criminal offense regarding dishonesty or moral turpitude; the refusal to perform the duties assigned to Employee pursuant to this Agreement (unless such duties shall be unlawful); or the breach of any of the terms or conditions contained in this Agreement or any other Agreement between Employee and Employer. "Dishonesty" shall include, but shall not be limited to, the furnishing of any information, reports, documents or certificates by Employee to Employer which Employee knew, believed or should have known to be false or misleading or omitted to state a material fact necessary to be stated therein in order to make any of the statements, or information therein not misleading.

                  In the event Employer terminates Employee's employment hereunder, for reasons other than for Cause, Employee's employment hereunder shall immediately terminate on the effective date of such termination as established by Employer, and Employee shall only receive (i) Salary for the remaining period of the term of this Agreement, payable on the dates such Salary shall otherwise have been payable hereunder, and (ii) any other fringe benefits under this Agreement prorated through the effective date of Employee's termination.

                  Notwithstanding anything contained in this Agreement to the contrary, Employee may resign and terminate Employee's employment hereunder, with or without cause, subject to the requirement that Employee shall provide Employer with not less than sixty (60) days' prior written notice. In such event, Employee shall not receive any Salary or any other benefits under this Agreement after the effective date of Employee's resignation.

                           (c)  Death.  In the  event of the  death of  Employee
during the term of this Agreement, this Agreement and Employee's employment hereunder shall terminate as of the date of the death of Employee, and Employee's estate or personal representative shall be entitled to receive Salary and other fringe benefits prorated for the period of Employee's employment to the date of death.

                           (d)  Suspension.  Employer  shall  have the  right to
suspend Employee with full pay for any period of time the Board of Directors of Employer deems, in its sole discretion, necessary or appropriate to investigate Employee's conduct in connection with Section 4(b) hereof.

                  5. Noncompetition. During the period of Employee's employment hereunder, and for a period of six (6) months from and after the date of termination of Employee's employment hereunder (or such lesser period to the maximum extent permitted by applicable law), neither Employee nor any person or entity controlled (directly or indirectly) by Employee, whether as employer, employee, proprietor, partner, stockholder (other than the holder of less than five percent (5%) of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, consultant, agent or otherwise, shall within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the Business unless first authorized in writing by Employer, which authorization may be withheld in the sole and absolute discretion of Employer. For purposes of this Agreement, the term "Restricted Territory" shall mean the United States of America, and all other countries in which the Employer conducts the Business on the date hereof. If Employee violates Employee's obligations contained in this
Section 5, then the time periods hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                  6. Nonsolicitation. During the period of Employee's employment hereunder, and for a period of twelve (12) months from and after the date of termination of Employee's employment hereunder (or such lesser period to the maximum extent permitted by applicable law), neither Employee nor any person or entity controlled (directly or indirectly) by Employee whether as employer, employee, proprietor, partner, stockholder (other than the holder of less than five percent (5%) of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, consultant, agent or otherwise, shall solicit (a) in respect of the Business, any person or other entity that is, or was within the previous twelve (12) month period immediately prior to the date of termination of Employee's employment hereunder, a customer or supplier of Employer, or (b) any person who, on such date, is an employee of Employer, for employment, or as an independent contractor with any person or entity, unless first authorized in writing by Employer, which authorization may be withheld in Employer's sole and absolute discretion. If Employee violates Employee's obligations contained in this Section 6, then the time periods hereunder shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

                  7. Trade Secrets and Other Confidential Information. From and after the date hereof, Employee shall not communicate or divulge to, or use for the benefit of, any person, firm or corporation other than Employer and/or Employer's subsidiaries and its or their agents and representatives, any of the trade secrets, methods, formulas, business and/or marketing plans, processes or any other proprietary or confidential information with respect to Employer, its subsidiaries, its or their business, financial condition, business operations or methods, or business prospects. The preceding sentence shall not apply to information which (a) is, was or becomes generally known or available to the public or the industry other than as a result of a disclosure by Employee in violation of this Agreement, or (b) is required to be disclosed by law. Employee shall advise Employer, in writing, of any request, including a subpoena or similar legal inquiry, to disclose any such confidential information, such that Employer and/or its subsidiaries can seek appropriate legal relief.

                  8. Return of Employer Property. Immediately upon the expiration of this Agreement or the termination of Employee's employment with Employer, whichever shall later occur, Employee shall return to Employer any and all property of Employer, including, but not limited to, all documents, agreements, schedules, statements, customer lists, supplier lists, plans, designs, parts and equipment, that is in the possession or control (direct or indirect) of Employee. Notwithstanding the foregoing, Employee shall immediately return to Employer all such property described in this Section 8 upon termination of this Agreement at any time for Cause.

                  9. Survival/Remedies/Severability. Employee specifically acknowledges that (a) Employer currently has operating facilities located in the Restricted Territory; (b) Employer receives much of its business from and throughout  the  Restricted  Territory;  (c)  Employer  has plans to expand  its operations throughout the Restricted Territory; and (d) the geographic restrictions contained in Section 5 hereof, and the length of time restrictions in Sections 5, 6 and 7 hereof are each necessary and reasonable and were negotiated with Employer. The restrictions and obligations set forth in Sections 5, 6, 7 and 8 hereof shall survive the expiration or termination of this Agreement. The parties hereto hereby acknowledge and agree that the restrictions and obligations set forth in Sections 5, 6, 7 and 8 hereof are reasonable and necessary, and that any violation thereof would result in substantial and irreparable injury to Employer, and that Employer may not have an adequate remedy at law with respect to any such violation. Accordingly, Employee agrees that, in the event of any actual or threatened violation thereof, Employer shall have the right and privilege to obtain, in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof. Each and every provision set forth in Sections 5, 6, 7 and 8 hereof is independent and severable from the others, and no restriction will be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. If any provision in Sections 5, 6, 7 or 8 hereof is unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained herein is too broad to permit enforcement to its full extent, then such restriction shall be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable, and the parties agree that such scope may be modified by an arbitrator or judge in any proceeding to enforce this Agreement. This includes, without limitation, altering or enforcing only portions of the limits on activity restrictions, the geographic scope, and the duration of the restrictions unless to do so would be contrary to law or public policy.

                  10. Miscellaneous.

                           (a) Notices.  All notices required or permitted to be
given hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) business days after being placed in the hands of a courier service (e.g., DHL or Federal Express) prepaid or faxed provided that a confirming copy is delivered forthwith as herein provided, addressed as follows:

                           If to Employer:
                           ---------------

                                    CerProbe Corporation
                                    600 South Rockford Drive
                                    Tempe, Arizona 85281
                                    Attention: C. Zane Close
                                    FAX: 602-967-4636

                           If to Employee:
                           ---------------

                                    Randal L. Buness
                                    3504 East Claremont Avenue
                                    Paradise Valley, Arizona 85253

and/or to such other respective addresses and/or addressees as may be designated by notice given m accordance with the provisions of this Section.

                           (b) Entire Agreement.  This Agreement constitutes the
entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth herein, the provisions of this Agreement supersede any and all other agreements or understandings, whether oral or written, between Employer and Employee, with respect to Employee's employment by Employer. Any amendments, or alternative or supplementary provisions to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

                           (c)  Non-Waiver.  The  failure  in any  one  or  more
instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. A breach of any representation, warranty or covenant shall not be affected by the fact that a more general or more specific representation, warranty or covenant was not also breached.

                           (d)  Counterparts.  This Agreement may be executed in
multiple count erparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                           (e) APPLICABLE  LAW. THIS AGREEMENT SHALL BE GOVERNED
AND CONTROLLED AS TO VALIDITY, ENFORCEMENT, INTERPRETATION, CONSTRUCTION, EFFECT AND IN ALL OTHER RESPECTS BY THE INTERNAL LAWS OF THE STATE OF ARIZONA APPLICABLE TO CONTRACTS MADE IN THAT STATE.

                           (f) Construction.  The parties hereto acknowledge and
agree that each party has participated in the drafting of this Agreement and that this document has been reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYER:                                      EMPLOYEE:

CerProbe Corporation



By:      /s/ C. Zane Close                     /s/ Randal L. Buness
    ----------------------                     ---------------------------
Name:    C. Zane Close                              Randal L. Buness
    ----------------------
Its:     President/CEO
    ----------------------